As filed with the Securities and Exchange Commission on June 2, 2023
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
CASELLA WASTE SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	03-0338873
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

25 Greens Hill Lane Rutland, Vermont	05701
(Address of Principal Executive Offices)	(Zip Code)
Second Amended and Restated 1997 Employee Stock Purchase Plan
(Full Title of the Plan)
John W. Casella
Chairman of the Board of Directors and Chief Executive Officer 25 Greens Hill Lane
Rutland, Vermont 05701
(Name and Address of Agent For Service)
(802) 775-0325
(Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed by Casella Waste Systems, Inc., a Delaware corporation (the “Registrant”), relating to an aggregate of 400,000 shares of Class A Common Stock, $0.01 par value per share, issuable under the Registrant’s Amended and Restated 1997 Employee Stock Purchase Plan, as amended and restated by the Second Amended and Restated 1997 Employee Stock Purchase Plan (the “ESPP”) for the purpose of registering additional securities of the same class as other securities for which Registration Statements on Form S-8 have previously been filed and are effective. Accordingly, this Registration Statement incorporates by reference (1) the contents of the Registration Statement on Form S-8, File No. 333-199685, filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on October 29, 2014 relating to the ESPP; (2) the contents of the Registration Statement on Form S-8, File No. 333-175010, filed by the Registrant with the SEC on June 20, 2011 relating to the ESPP; (3) the contents of the Registration Statement on Form S-8, File No. 333-92735, filed by the Registrant with the SEC on December 14, 1999 relating to the ESPP; and (4) the contents of the Registration Statement on Form S-8, File No. 333-40267, filed by the Registrant with the SEC on November 14, 1997 relating to the ESPP, in each case, except to the extent amended or superseded by the contents hereof.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. The Registrant’s Second Amended and Restated Certificate of Incorporation, as amended, provides that no director shall be personally liable to the Registrant’s or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
The Registrant’s Second Amended and Restated Certificate of Incorporation, as amended, provides that the Registrant will indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, all such persons being referred to as an Indemnitee, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s Second Amended and Restated Certificate of Incorporation, as amended, also provides that the Registrant will indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
The Registrant maintains a general liability insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 8. Exhibits.
The following exhibits are incorporated herein by reference:

Number	Description
4.1
Second Amended and Restated Certificate of Incorporation of the Registrant, as amended (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q as filed with the SEC on December 7, 2007 (File No. 000-23211))

4.2
Fourth Amended and Restated By-Laws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K as filed with the SEC on February 17, 2023 (File No.000-23211))

5	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant
23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5)
23.2	Consent of RSM US LLP
24	Power of attorney (included on the signature pages of this registration statement)
99.1	Second Amended and Restated 2017 Stock Incentive Plan (incorporated herein by reference to Appendix A to the Registrant’s Proxy Statement as filed with the SEC on April 14, 2023 (File No. 000-23211))
107	Filing Fee Table

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rutland, Vermont on this 2nd day of June, 2023.

CASELLA WASTE SYSTEMS, INC.

By:	/s/ John W. Casella
John W. Casella
Chairman of the Board of Directors and Chief Executive Officer
POWER OF ATTORNEY AND SIGNATURES
We, the undersigned officers and directors of Casella Waste Systems, Inc., hereby severally constitute and appoint John W. Casella and Edmond R. Coletta, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Casella Waste Systems, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John W. Casella	Chairman of the Board of Directors and Chief Executive Officer	June 2, 2023
John W. Casella	(Principal Executive Officer)

/s/ Edmond R. Coletta	President and Chief Financial Officer	June 2, 2023
Edmond R. Coletta	(Principal Financial Officer)

/s/ Kevin J. Drohan	Vice President and Chief Accounting Officer	June 2, 2023
Kevin J. Drohan	(Principal Accounting Officer)

/s/ Douglas R. Casella	Director	June 2, 2023
Douglas R. Casella

/s/ Joseph G. Doody	Director	June 2, 2023
Joseph G. Doody

/s/ Rose Stuckey Kirk	Director	June 2, 2023
Rose Stuckey Kirk

/s/ Gary Sova	Director	June 2, 2023
Gary Sova

/s/ William P. Hulligan	Director	June 2, 2023
William P. Hulligan

/s/ Michael K. Burke	Director	June 2, 2023
Michael K. Burke

/s/ Michael L. Battles	Director	June 2, 2023
Michael L. Battles

/s/ Emily Nagle Green	Director	June 2, 2023
Emily Nagle Green